Exhibit 99.1

Snap-on Incorporated
401(k) Savings Plan
Financial Statements as of and for the
Years Ended December 31, 2019, and 2018,
Supplemental Schedule as of December 31, 2019,
and Report of Independent Registered
Public Accounting Firm

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Retirement Plans Committee
Snap-on Incorporated 401(k) Savings Plan
Kenosha, WI
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2019 and 2018, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States.

Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplementary Information
The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2019, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information.

In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Wipfli LLP
Milwaukee, Wisconsin
June 25, 2020
We have served as the Plan’s auditor since 2009.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS:
Investments:
Mutual funds and common collective trust funds	$643,536,443	$515,089,255
Snap-on common stock	36,500,788	33,797,360
Total investments	680,037,231	548,886,615

Receivables:
Notes receivable from participants	10,858,936	10,517,715
Company contributions	872,810	620,730
Employee contributions	12,499	—
Net assets from merged plans	12,200,133	—
Total receivables	23,944,378	11,138,445

Total Assets	703,981,609	560,025,060

Liability - accrued expenses	(76,045)	(83,416)

NET ASSETS AVAILABLE FOR BENEFITS	$703,905,564	$559,941,644

See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
INVESTMENT INCOME (LOSS):
Net appreciation (depreciation) in fair value of investments	$118,897,936	$(40,672,546)
Interest and dividend income	8,021,227	7,292,951
Total investment income (loss)	126,919,163	(33,379,595)

Interest income on notes receivable from participants	595,353	493,294
CONTRIBUTIONS:
Participants	30,152,364	28,678,756
Company	9,304,880	8,613,559
Rollovers	2,586,865	3,181,654
Total contributions	42,044,109	40,473,969
Total increase	169,558,625	7,587,668

DEDUCTIONS:
Benefits paid to participants	(40,191,466)	(29,071,374)
Administrative expenses	(471,034)	(463,261)
Total deductions	(40,662,500)	(29,534,635)

NET INCREASE (DECREASE)	128,896,125	(21,946,967)

TRANSFERS INTO PLAN	15,067,795	—
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	559,941,644	581,888,611
End of year	$703,905,564	$559,941,644
See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

1.	DESCRIPTION OF PLAN

General - The following brief description of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. Participants should refer to the Plan document for more complete information.

The Plan was adopted effective January 1, 1992, and amended and restated January 1, 2016. The purpose of the Plan is to provide eligible employees an opportunity to accumulate savings on a tax-advantage basis.

Plan Administration - The Plan’s assets are held by T. Rowe Price Trust Company (“T. Rowe Price” or the “Trustee”). Participant contributions and Snap-on Incorporated (“Snap-on” or the “Company”) matching contributions are remitted to the Trustee. The Trustee invests cash received, interest and dividend income and makes distributions to participants. The Plan is administered by the Company and T. Rowe Price Retirement Plan Services, Inc.
Eligibility - Substantially all full time domestic employees of the Company and its subsidiaries who have attained age 18 are eligible to participate in the Plan. Substantially all temporary domestic employees and its subsidiaries who have attained age 21 with one year of service are also eligible to participate in the Plan. Sturtevant-Richmont U.S. employees became eligible to participate in the Plan as of December 1, 2019. The U.S. employees of Challenger Lifts, Pro-Cut, Car-O-Liner, and Norbar will become eligible to participate in the Plan as of January 1, 2020.

Contributions - Eligible employees are able to make contributions to the Plan via wage deferral agreements. The annual maximum contribution per participant is limited to the lesser of (a) the maximum Section 401(k) contribution allowed under the Internal Revenue Code (“IRC”); or (b) 50% of the participant’s compensation (10% for highly compensated employees). In addition, participants age 50 and older are allowed to make catch-up contributions, subject to IRC limitations. Participants may also contribute distributions from other qualified plans (“rollovers”). Participants allocate their account balances between various investment options including mutual funds, common collective trust funds and Snap-on common stock.

Participants meeting certain criteria, as defined in the Plan document, are automatically enrolled at 3% of their pay 30 days after their hire date. Qualified participants are also eligible for a matching contribution (“Company Match”) in amounts determined at the discretion of the Company. Matching contributions for each eligible participant were made in 2019 and 2018 at each pay period in an amount equal to 50% of the eligible participant’s Section 401(k) contributions, not to exceed a maximum of 6% of the eligible participants’ pay. An additional Company contribution is made on an annual basis for participants employed at Mitchell Repair Information Company (“Mitchell”), a subsidiary of the Company, at the rate of 2% of such participants’ annual pay. Eligible Sturtevant-Richmont employees hired prior to December 1, 2019 are eligible for a match equal to 100% of up to 5% of the participants’ contributions.

Funding - The Company remits participant elective contributions and Company matching contributions as soon as practicable after the elective contributions have been withheld from participant wages; the 2% annual Mitchell contribution is remitted annually.
Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant contributions, Company Match, annual Mitchell contributions, when applicable, and allocation of plan earnings (losses). Each participant’s account is also charged with withdrawals and, if applicable, an allocation of administrative expenses. Participants are entitled to their vested account balance.

Vesting - Participants are 100% vested in their contributions and actual earnings thereon. Participants become fully vested in the Company Match or annual Mitchell contribution as follows:

Years of Service	Vested Percentage
Less than 1	0%
1	25%
2	50%
3	75%
4 or more	100%

Participants also become fully vested in the Company Match or annual Mitchell contribution upon attainment of normal retirement age, disability or death. Company contributions from merged plans were vested under their respective plan provisions prior to their merger into the Plan. Company contributions received after the merger for all merged plans will vest according to the above schedule.

Forfeited Accounts - At December 31, 2019 and 2018, forfeited non-vested accounts totaled $228,073 and $222,639, respectively. These accounts will be used to reduce future Company contributions or to pay administrative expenses. During the years ended December 31, 2019 and 2018, Company contributions were reduced by forfeited non-vested accounts totaling $223,580 and $164,899, respectively.
Notes Receivable from Participants - Participant notes are limited to 50% of the participant’s account balance, not to exceed $50,000. The minimum note amount is $1,000 and participants may have only one note outstanding at any particular time. The notes bear interest at the prime rate, as published on the last business day of the month of note issuance, plus 1%, with a maximum note term of five years for personal notes or generally 15 years for mortgage notes. The Sturtevant-Richmont Plan, which was merged into the Plan, allowed up to a 30-year term for mortgage notes.

Payment of Benefits - On separation of service due to termination, death, disability or retirement, a participant (or beneficiaries, in the case of death) may elect to be paid in the form of a single lump sum, installments or a partial distribution. Age 59-½ and hardship in-service withdrawals are also available.

Administrative Expenses - Fees of $11.00 per participant are deducted from participant accounts each calendar quarter to help offset Plan administrative expenses. Loan fees, express mail fees, fund expenses and private investment management fees are paid by the participant. Some administrative expenses, such as Plan investment management/consulting fees and auditing fees, may be paid by the Company.

Plan Mergers – On December 1, 2019 net assets of $2,867,662 for the Sturtevant Richmont Plan (Ryeson Corporation Profit Sharing Plan) were merged into the Plan. On December 31, 2019 net plan assets of $5,199,457, $3,747,601, $2,941,391 and $311,684 were merged into the Plan from Challenger Lifts, Inc 401(k) Savings Plan, Pro-Cut International, LLC 401(k) Plan, Car-O-Liner Company 401(k) Plan and Trust and Norbar Torque Tools Inc 401(k) Plan, respectively.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates - The preparation of financial statements in conformity with GAAP requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates and are subject to change in the near term.
Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Retirement Plans Committee determine the Plan’s valuation policies utilizing information provided by the investment advisers, trustee and insurance company. See Note 3 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought, sold and held during the year.

Fair Value Measurement - The fair value measurement hierarchy prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority (“Level 1”) to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority (“Level 3”) to unobservable inputs. Fair value measurements primarily based on observable market information are given a “Level 2” priority.
Payment of Benefits - Benefits paid to participants are recorded based on vested participant account balances as of the date of distribution. At both December 31, 2019 and 2018, there were no benefit requests awaiting payment.
Notes Receivable from Participants - Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant notes are reclassified as distributions based upon the terms of the Plan document. No allowance for credit losses has been recorded as of December 31, 2019 or 2018. If a participant ceases to make note repayments and the Plan administrator deems the participant note to be in default, the participant note balance is reduced and a benefit payment is recorded.
Risks and Uncertainties - The Plan utilizes various investment securities including mutual funds, common collective trust funds and Snap-on common stock. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and those changes could materially affect the amounts reported in the statements of net assets available for benefits.

3.	FAIR VALUE MEASUREMENTS

Common collective trust funds are stated at the Net Asset Value (“NAV”) per share or unit multiplied by the number of shares or units held as of the measurement date, as reported by the fund managers and based on the value of the underlying investments. Common collective trust funds with underlying investments in fully benefit-responsive investment contracts (“FBRICs”) are stated at NAV as reported by the fund manager based on the value of underlying assets, which may include FBRICs stated at contract value. These investments are measured at fair value using the NAV per share (or its equivalent) practical expedient and have not been classified in the fair value hierarchy. The common collective trust funds provide for daily participant redemptions by the Plan at reported NAV per share, with no advance notice requirement. There are no unfunded commitments and no redemption restrictions.

Shares of mutual funds and Snap-on common stock are valued at quoted per share or unit market prices for which an official close or last trade pricing on an active exchange is available and are categorized as Level 1 in the fair value hierarchy.

The columns labeled “Investments Measured at NAV” in the following tables reflect certain investments that are measured at fair value using the NAV per share (or its equivalent) practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in these tables are intended to permit a reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets available for benefits.

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2019:

	Level 1	Investments Measured at NAV	Total
Common collective trusts	$—	$386,289,616	$386,289,616
Mutual funds	257,246,827	—	257,246,827
Snap-on common stock	36,500,788	—	36,500,788
Total	$293,747,615	$386,289,616	$680,037,231

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2018:

	Level 1	Investments Measured at NAV	Total
Common collective trusts	$—	$306,935,953	$306,935,953
Mutual funds	208,153,302	—	208,153,302
Snap-on common stock	33,797,360	—	33,797,360
Total	$241,950,662	$306,935,953	$548,886,615

The following table sets forth additional disclosures of the Plan’s investments whose fair value is provided by the fund manager using NAV per share as of December 31, 2019 and 2018:

	2019 Fair Value	2018 Fair Value
Common collective trusts:
Stable value fund	$64,908,918	$58,330,479
Fixed income funds	34,303,462	28,260,186
Target date funds	241,773,534	184,768,775
Mid cap equity funds	19,138,610	16,126,678
Small cap equity fund	26,165,092	19,449,835
Total	$386,289,616	$306,935,953

4.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter dated June 28, 2017, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Company and the Plan administrator continue to believe that the Plan is currently designed and operating in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt.

6.	RELATED-PARTY AND PARTY-IN-INTEREST TRANSACTIONS

As of December 31, 2019 and 2018, the Plan held 215,471 shares and 232,620 shares, respectively, of Snap-on common stock valued at $36,500,788 and $33,797,360, respectively. During the years ended December 31, 2019 and 2018, Plan purchases of Snap-on common stock totaled $6,903,588 and $6,259,010, respectively, and Plan sales of Snap-on common stock totaled $11,022,217 and $11,062,415, respectively. These investments, as well as the transactions in these investments, qualify as party-in-interest transactions, which are exempt from the prohibited transactions of ERISA. The Plan also invests in common collective trust funds and mutual funds managed by the Plan’s Trustee.

Fees incurred by the Plan for investment fund management expenses related to party-in-interest transactions are included in net appreciation (depreciation) in fair value of the investment. Additional party-in-interest transactions include payments for recordkeeping, consulting and other administrative expenses that are made to various service providers. The above party-in-interest transactions, as well as notes receivable from participants, are not considered prohibited transactions by statutory exemptions under ERISA regulations.

7.	SUBSEQUENT EVENTS

The Plan has evaluated the impact of the effects of the COVID-19 pandemic. COVID-19 has affected, and may continue to affect, economic activity, nationally and globally. Following the COVID-19 outbreak, the values of the investment securities have been subject to significant volatility. Economic and market conditions and other effects of the COVID-19 outbreak may continue to affect the Plan. The extent of the impact of the COVID-19 outbreak, including its duration, on the Plan’s investments and the amounts reported in the 2019 Statement of Net Assets cannot be predicted at this time.

The Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law on March 27, 2020. Plan Management is in the process of reviewing the CARES Act and evaluating any potential impacts that may result in changes to the Plan.

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SUPPLEMENTAL SCHEDULE FURNISHED
PURSUANT TO
DEPARTMENT OF LABOR’S RULES AND REGULATIONS

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i – SCHEDULE OF ASSETS (HELD AT END OF YEAR)
EIN: 39-0622040 Plan Number: 005
AS OF DECEMBER 31, 2019

(a)	(b) Identity of Issuer/ Description of Investment	(d) Cost	(e) Current Value
	COMMON COLLECTIVE TRUSTS:
*	T. Rowe Price Stable Value Fund	**	$64,908,875
	Fidelity Adv Stable Value II	**	43
	Prudential Core Plus Bond Fund	**	29,054,867
	BlackRock U.S. Debt Index Fund	**	5,248,595
*	T. Rowe Price Retirement Balanced Active Trust	**	487,156
*	T. Rowe Price Retirement 2005 Active Trust	**	721,850
*	T. Rowe Price Retirement 2010 Active Trust	**	2,205,808
*	T. Rowe Price Retirement 2015 Active Trust	**	6,742,308
*	T. Rowe Price Retirement 2020 Active Trust	**	37,869,212
*	T. Rowe Price Retirement 2025 Active Trust	**	50,722,649
*	T. Rowe Price Retirement 2030 Active Trust	**	44,716,026
*	T. Rowe Price Retirement 2035 Active Trust	**	30,434,798
*	T. Rowe Price Retirement 2040 Active Trust	**	22,048,612
*	T. Rowe Price Retirement 2045 Active Trust	**	18,280,750
*	T. Rowe Price Retirement 2050 Active Trust	**	16,366,711
*	T. Rowe Price Retirement 2055 Active Trust	**	8,571,078
*	T. Rowe Price Retirement 2060 Active Trust	**	2,606,576
*	T. Rowe Price Mid Cap Value Trust	**	5,471,089
*	T. Rowe Price Mid Cap Growth Trust	**	13,667,521
*	T. Rowe Price New Horizons Trust	**	26,165,092
	MUTUAL FUNDS:
	JPMorgan U.S. Equity Fund	**	14,920,669
	DFA US Small Cap Value Fund	**	8,332,186
	Vanguard FTSE All World ex-U.S. Index Fund	**	19,675,934
	Vanguard Institutional Index Fund	**	97,211,844
	Vanguard Growth Index Fund	**	41,105,301
	Vanguard Small Cap Index Fund	**	23,365,012
	Vanguard Mid Cap Index Fund	**	46,578,356
	Vanguard Value Index, Admiral	**	1,633,568
	Vanguard Emerging Markets Fund	**	3,264,832
*	T. Rowe Price Prime Reserve Fund	**	430,305
*	T. Rowe Price U.S. Treasury Money Fund	**	728,820
*	SNAP-ON INCORPORATED COMMON STOCK	**	36,500,788
*	NOTES RECEIVABLE FROM PARTICIPANTS (Interest rates ranging from 4.25% to 8.75%; maturing 2020 to 2044)	-0-	10,858,936

	TOTAL ASSETS (Held at end of year)		$690,896,167

*	Denotes party-in-interest.
**	Cost information not required for participant directed investments.

See accompanying report of independent registered public accounting firm.